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FROM:    DAVID MANDY
         PORTER, LE VAY & ROSE, INC.
         (212) 564-4700

COMPANY  GREGORY RIEDEL
CONTACT: (508) 347-4222
                                                          FOR IMMEDIATE RELEASE


                      GALILEO REPORTS FIRST QUARTER RESULTS


     STURBRIDGE, MA, JAN. 16 -- Galileo Corporation (NASDAQ NM: GAEO) today reported results for its first fiscal quarter ended Dec. 31, 1996.

     Revenues for the first quarter were $9.7 million versus $10 million in the first quarter of last year. Net income for the first quarter was a loss of $1.2 million or a loss of $0.17 cents per share.

     For the quarter, the Company adopted Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of." This statement requires impairment losses be recognized on long-lived assets when indicators of impairment are present and the fair market values of assets are estimated to be less than carrying amounts. The adoption of this statement resulted in a nonrecurring, pretax, noncash charge of $2.2 million, or $0.32 per share, for the quarter, principally related to robotic assembly equipment for the Company's Medical Products business.


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     Excluding the impact of the nonrecurring charge, which was anticipated, net income for the first quarter was $1.1 million, or $0.15 cents per share. Net income for the first quarter of 1995 was $1.5 million, or $0.22 cents per share, which included a two cents per share extraordinary gain associated with the demutualization of the Company's health insurance carrier. All prior year results have been restated to reflect the acquisition of Leisegang Medical, Inc., in fiscal 1996 which was accounted for on a pooling of interests basis.

     William T. Hanley, president and chief executive officer, said, "We are pleased to report stable first quarter revenues, particularly since we discontinued certain less profitable products which contributed over $1.2 million to last year's revenues. We are especially pleased with the progress of our developing Medical and Fluorolase products which continue to be favorably received by customers and offer significant growth opportunities for the company."

     Galileo develops, manufactures and markets products based on its core fiberoptics and electro-optics technologies for applications in office equipment, analytical instruments, process analysis, telecommunications and medical instruments. Galileo markets its products to OEMs through marketing partners and direct to end users.


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

GALILEO CORPORATION
FINANCIAL HIGHLIGHTS (UNAUDITED)

                                                                       FOR THE THREE MONTHS ENDED
                                                                       --------------------------
                                                                   12/31/96                12/31/95(b)
                                                                   --------                -----------

Net sales                                                        $ 9,711,000                $9,972,000
Cost of sales                                                      5,436,000                 6,105,000
                                                                 -----------                ----------

Gross profit                                                       4,275,000                 3,867,000

Engineering, selling and administrative
 expenses                                                          3,344,000                 2,723,000
Reduction in carrying value of certain
 long-lived assets (a)                                             2,226,000                        --
                                                                 -----------                ----------

Operating profit (loss)                                           (1,295,000)                1,144,000

Other income                                                         250,000                   115,000
                                                                 -----------                ----------

Income (loss) before income taxes and
 extraordinary gain                                               (1,045,000)                1,259,000

Provision (benefit) for income taxes                                 121,000                  (107,000)
                                                                 -----------                ----------

Income (loss) before extraordinary gain                           (1,166,000)                1,366,000

Extraordinary gain on receipt and sale
 of stock                                                                 --                   158,000
                                                                 -----------                ----------

Net income (loss)                                                $(1,166,000)               $1,524,000
                                                                 ===========                ==========

Net income (loss) per common and common
 equivalent share outstanding:
    Before extraordinary gain                                          ($.17)                     $.20
    Effect of extraordinary gain                                          --                       .02
                                                                 ------------               ----------

Net income (loss)                                                      ($.17)                     $.22
                                                                 ============               ==========

Weighted average common and common
 equivalent shares outstanding                                      7,016,000                6,865,000


(a) For the three months ended December 31, 1996, the Company adopted Statement of Financial Accounting Standard No.121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of." This statement requires impairment losses be recognized on long-lived assets when indicators of impairment are present and the fair market values of assets are estimated to be less than carrying amounts. The adoption of this statement resulted in a $2.2 million, or $0.32 per share, nonrecurring, pretax, noncash charge in the quarter, principally related to robotic assembly equipment for the Company's Medical Products business. Excluding the impact of this charge, net income for the first quarter was $1.1 million, or $0.15 per share.


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(b) Results for the three months ended December 31, 1995, have been restated to reflect the acquisition of Leisegang Medical, Inc., in fiscal year 1996, which was accounted for on a pooling interests basis. For the three months ended December 31, 1995, Leisegang Medical, Inc.'s revenues were $1.6 million with net income of $0.4 million, or $0.06 per share.

                                  #############

1997


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